Exhibit (d)(v) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K





                                       THE WACHOVIA MUNICIPAL FUNDS

January 15, 1999

Wachovia Bank, N.A.
100 North Main Street
Winston-Salem, North Carolina 27101

Dear Ladies and Gentlemen:

         Each fund listed on Schedule A ("Fund"), is a series of The Wachovia Municipal Funds, a Massachusetts business trust ("Trust"). The Trust has entered into an Investment Advisory Contract ("Advisory Contract") with Wachovia Bank, N.A. ("Wachovia") whereby Wachovia may from time to time reduce its fees for advisory services.

         Wachovia hereby agrees during the period from December 15, 1998 through January 31, 2000, to waive its fees, and/or make reimbursements to the Funds, so that each Fund's operating expenses (excluding interest, taxes, brokerage commissions, and extraordinary expenses of the Fund) do not exceed, in the aggregate, the rate per annum of the Fund's average daily net assets specified with respect that Fund in Schedule A ("Expense Limitation"). Wachovia agrees that this obligation shall constitute a contractual commitment enforceable by the Trust and that Wachovia shall not assert any right to reimbursement of amounts so waived or reimbursed.

         The Trust agrees to furnish or otherwise make available to you such copies of its financial statements, reports, and other information relating to its business and affairs as you may, at any time or from time to time, reasonably request in connection with this Agreement.

         You understand that you shall look only to the assets of a Fund for performance of this agreement as it relates to that Fund and for payment of any claim you may have hereunder relating to that Fund, and neither any other series of the Trust, nor any of the Trust's trustees, officers, employees, agents or shareholders, whether past, present or future shall be personally liable therefor.

         This agreement is effective as of December 15, 1998, and it will terminate upon the earlier of the termination of the Advisory Contract or January 31, 2000. This agreement was approved by the Trustees of the Trust at their meeting on December 3, 1998.

         This agreement is made and to be performed principally in the State of North Carolina, and except insofar as the Investment Company Act of 1940, as amended ("1940 Act"), or other federal laws and regulations may be controlling, this agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of North Carolina. Any amendment to this agreement shall be in writing signed by the parties hereto.



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         If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                                              Very truly yours,

                                                   THE WACHOVIA MUNICIPAL FUNDS,
                                     on behalf of the Funds listed on Schedule A


                                                    By:/s/ Charles L. Davis, Jr.
                                             Title: Vice President and Assistant
Treasurer


The foregoing agreement is hereby
accepted as of December 15, 1998

WACHOVIA BANK, N.A.



By:/s/ Michael J. Tierney
Michael J. Tierney
Executive Vice President, Wachovia Corporation


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Schedule A
Wachovia Funds Schedule of Expenses

                                                                 1999
                                                            Total Expenses

Georgia Municipal Bond Fund
         Class Y                                                  0
         Class A                                                  25

North Carolina Municipal Bond Fund
         Class Y                                                  0
         Class A                                                  25

South Carolina Municipal Bond Fund
         Class Y                                                  0
         Class A                                                  25

Virginia Municipal Bond Fund
         Class Y                                                  0
         Class A                                                  25